EX-99.1

Press   Release                           Source: Digicorp, Inc.

Digicorp Sub-Licenses Video Library to Focus on Online Media and Advertising

Monday January 14th, 2008

Enters into Letter of Intent with China Youth Net to Create
Media Portal

MARINA DEL REY, Calif., Jan. 14th, 2008 (BUSINESS WIRE) --
Digicorp, Inc. (OTC BB: DGCO - News) announced today that its subsidiary Rebel Crew Films has licensed the DVD distribution rights to its Spanish language film library to Westlake Entertainment, Inc. ("Westlake"), an independent entertainment distribution company in operation for 14 years. The licensing agreement is part of an initiative to focus Digicorp's efforts on commercialization of its patent pending ViraCast advertising technology and associated business opportunities in the US and internationally.

Effective immediately, Westlake will take over sales, production and all physical distribution of the 157 title library, while Digicorp will continue to manage digital distribution and advertising rights. Westlake will distribute existing inventory for a fee and will distribute new product on a revenue share basis.

"The Rebel Crew library is an ideal match for our capabilities," commented Luke Stefanko, Westlake's President. Larry Cohen, Westlake partner, added, "We intend to introduce these titles to a broader range of North America's top retailers and provide access to a much wider
audience."   As a result of this agreement, Rebel Crew Films
expects to eliminate most of its distribution overhead within the first quarter of 2008 while maintaining a revenue stream from library sales.

Digicorp today also announced execution of a letter of intent (LOI) with China Youth Net (CYN) and China based Internet company WKC to build, launch and operate a large scale advertising supported Internet media portal in China. The LOI provides for the new venture to retain the exclusive rights to serve international content via a peer-to-peer portal to China's student population of more than 70 million young people, ranging from eighth grade through university. Under the auspices of CYN, the new portal will comply with recent regulations instituted by the Chinese government that restrict online video sites. Under this new policy, websites that provide video programming or allow users to upload video must obtain government permits, and applicants must be either state-owned or state-controlled companies.

The LOI calls for the three parties to have equal ownership of the new venture and for the venture to have its own dedicated management team. The LOI requires that Digicorp contribute the exclusive China rights to its ViraCast technology and that CYN assist fully in the protection of the venture's intellectual property rights. CYN has also agreed to market the portal to its 70 million members via its 52 websites and student database of email addresses and mobile phone numbers. WKC will primarily be responsible for operations in China.

The LOI contemplates the raising of certain financing for the new venture. At this stage, no funding has been committed and there can be no assurances that funding will be secured. In addition, should the parties fail to execute a definitive agreement within one year, the LOI will terminate unless extended by the parties.

About Digicorp, Inc.

Digicorp is a technology company whose business is to develop and deploy highly scalable and cost effective advertising software throughout the digital media experience. ViraCast, a Digicorp registered trademark, is patent pending, enterprise software capable of sourcing a variety of global ad networks to dynamically insert and track contextual, geo-targeted, interactive advertising in downloadable media.

About Westlake Entertainment

Westlake Entertainment is a fully integrated, independent entertainment distribution company primarily engaged in licensing and distributing feature films and television programs.

About China Youth Net

China Youth Net is a Chinese government agency which regulates and manages the Internet for China's student population of more than 70 million young people, ranging from eighth grade through university.

About WKC

WKC is a China based company that is currently engaged in various Internet businesses throughout mainland China, including Junnet Omnimedia Inc., the foremost distributor of online prepaid cards in China and a leading marketer of digital products such as software, music titles, and games.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Digicorp "expects," "should," "believes," "anticipates" or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in the Digicorp filings with the Securities and Exchange Commission, including Digicorp annual report on Form 10-KSB and quarterly reports on Form 10-QSB. These forward-looking statements are only made as of the date of this press release and Digicorp does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
         Sophia Kim
         Digicorp, Inc.
         (310) 728-1457
         info@DGCOinc.com
         www.dgcoinc.com

Source: Digicorp, Inc.